UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 13, 2006

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation or Organization)	File Number)	Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania		19102

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:	(215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

          On February 13, 2006, a subsidiary of Pennsylvania Real Estate Investment Trust (the “Company”) entered into a $90.0 million mortgage loan with Eurohypo AG, New York Branch, which is secured by Valley Mall in Hagerstown, Maryland. The mortgage loan bears interest at a rate of 5.49% and has a 10 year term. The loan terms provide for interest-only payment for two years and then repayment based on a 30 year amortization schedule. The Company used the proceeds of this mortgage loan to repay a portion of the outstanding balance under its unsecured revolving credit facility and for working capital. After this repayment, there was a total of $280.0 million outstanding under the credit facility, with an interest rate on the amount outstanding of 5.61% per annum, subject to adjustment as provided under the terms of the credit facility.

          The borrower may not prepay the loan until the earlier of two years after the lender securitizes the loan or three years after the loan closing. After such date, the borrower may prepay the loan and obtain a release of the mortgage by providing the lender with specified defeasance collateral, consisting of U.S. Treasury or agency obligations, and subject to satisfying customary conditions. The loan contains various customary events of default, including, among others, nonpayment of principal, interest, or other charges; inaccuracy of representations; violation of covenants; and certain bankruptcy events. If an event of default occurs under the loan, then, subject to the borrower’s specified cure rights, the lender may exercise all available remedies, including declaring the entire outstanding balance of the loan, including all accrued and unpaid interest, any prepayment premium and late charges and other amounts, to be immediately due and payable, or commencing foreclosure proceedings.

Item 9.01      Financial Statements and Exhibits.

(c)      Exhibits

          10.1     Promissory Note, dated February 13, 2006, in the principal amount of $90.0 million, issued by PR Hagerstown LLC in favor of Eurohypo AG, New York Branch.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: February 15, 2006	By:	/s/ Jonathan B. Weller__________
Jonathan B. Weller
Vice Chairman

EXHIBIT INDEX

10.1      Promissory Note, dated February 13, 2006, in the principal amount of $90.0 million, issued by PR Hagerstown LLC in favor of Eurohypo AG, New York Branch.